Exhibit 99.1

AerSale Reports Fourth Quarter and Full Year 2022 Results

2022 Highlights

●	Full year 2022 revenue of $408.5 million, up 20.0% year-over-year.
●	Full year 2022 GAAP net income of $43.9 million, or 10.7% of sales, up 21.4% year-over-year.
●	Full Year 2022 Adjusted Net Income of $63.6 million, or 15.5% of sales.
●	Adjusted EBITDA of $87.4 million or 21.4% of sales for the full year 2022.
●	Flight equipment sales included 12 aircraft, two airframes, and 15 engines during 2022.
●	Up to 12 additional aircraft to be converted to freighters by third parties, of which 9 are scheduled to become available for sale or lease in 2023.
●	Provides 2023 guidance: expects revenue in the range of $460 - $490 million and adjusted EBITDA in the range of $70 - $80 million, which excludes any potential AerAware sales[1].

Miami, Florida – March 6, 2023 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the fourth quarter and full year ended December 31, 2022.

The Company’s revenue for the fourth quarter of 2022 was $95.1 million compared to $116.8 million in the fourth quarter of 2021. Revenue for the fourth quarter of 2022 included $51.4 million of flight equipment sales compared to $73.1 million of flight equipment sales in the prior year period. Flight equipment sales in the fourth quarter of 2022 consisted of six engines and three aircraft, which included one AerSale converted passenger to freighter (P2F) aircraft versus three aircraft and four engines in the fourth quarter of 2021. The decline in sales was largely a result of the pacing of flight equipment sales, which tend to occur at irregular intervals throughout the year. As a reminder to investors and as evidenced by the fluctuations that saw record first and second quarters in 2022, the Company’s revenues will fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on asset purchases and related sales.

Asset Management Solutions (“Asset Management") revenue decreased to $67.9 million during the fourth quarter of 2022 compared to $93.6 million in the fourth quarter of 2021, primarily due to the pacing of flight equipment sales as mentioned above. Excluding flight equipment sales, Asset Management revenue would have been $16.5 million in the fourth quarter of 2022 compared to $20.5 million in the prior year period. Lower Asset Management revenue was partially offset by improved results from TechOps, fueled by better performance from landing gear and aerostructure maintenance, repair and overhaul (MRO), as well as increased revenue from AerSale’s Goodyear on-airport MRO facility due to additional capacity dedicated to customer aircraft.

AerSale continues to benefit from an ongoing recovery in the commercial aerospace end markets which generated higher revenue from MRO activities at AerSale’s Goodyear facility, which was partially offset by lower revenue at the Company’s Roswell facility due to fewer customer aircraft in storage programs compared to prior periods. As previously mentioned, the Company sub-contracted third-party providers at the beginning of the fourth quarter of 2022 to perform 12 757 P2F conversions initially planned to be completed at AerSale’s Goodyear facility, enabling the Company to increase capacity for third-party services.

Fourth quarter 2022 GAAP net income was $9.2 million versus $11.2 million in the prior year period, mainly due to lower flight equipment sales, which tend to have better margins.

AerSale recognized mark-to-market adjustment income of $1.4 million related to private warrant liability, $4.5 million of stock-based compensation expenses within payroll expenses, $0.6 million in secondary offering costs,

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net (loss) income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

$0.8 million in facility relocation costs, and a $1.7M gain on an aircraft insurance claim during the fourth quarter of 2022. In the fourth quarter of 2021, AerSale recognized an unrealized loss on investment of $5.4 million, a mark-to-market adjustment expense to warrant liability of $0.2 million, $3.8 million of non-cash stock-based compensation expense within payroll expenses, and $1.6 million in non-cash inventory write-down recorded in the cost of products line. Excluding these non-cash and unusual items adjusted for tax, Adjusted Net Income was $12.3 million in the fourth quarter of 2022 versus Adjusted Net Income of $22.3 million in the fourth quarter of 2021.

Diluted earnings per share was $0.17 for the fourth quarter of 2022 and $0.21 for the fourth quarter of 2021. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.23 for the fourth quarter of 2022 compared to $0.41 for the fourth quarter of 2021. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted Net Income and adjusted diluted earnings per share.

Fourth quarter 2022 adjusted EBITDA was $17.7 million, compared to $28.6 million in the prior-year period. The drop in adjusted EBITDA and margins reflected lower flight equipment sales, which generally have higher margins. Please see the non-GAAP reconciliation table at the end of this press release for additional details on these amounts.

Cash used in operating activities was $0.1 million, primarily due to the application of $18.0 million in customer deposits associated with the sale of a 747 freighter aircraft that closed during 2022, for which the sale proceeds are reflected under investment activities. AerSale continued its investment in the 757 P2F conversion program, which is largely the driver of the $13.3 million increase in advance vendor payments, as well as investing an additional $37.6 million to increase inventory available for sale. AerSale ended the year with $147.2 million of cash and has an undrawn $150 million credit facility.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We delivered another year of excellent performance driven by strong execution and the broad success of our 757 P2F freighter conversion program. While our results were unevenly distributed throughout the year, our full-year results came in within our expected range and marked a record result for the Company. As we look forward to 2023, we anticipate the 757 P2F program to again be a strong contributor, and we will continue to benefit from an improving backdrop in commercial aerospace.”

Finazzo added, “We are also in the final stages of obtaining a Supplemental Type Certificate (“STC”) from the FAA for our Enhanced Flight Vision System “AerAware” with FAA certification flight testing already in progress. This marks a significant milestone in a multi-year period of product development, and we expect this technology to become a meaningful contributor to our long-term performance. AerAware offers substantial safety and efficiency benefits to airline operators with an attractive ROI, and we believe these attributes will lead this innovative enhanced flight vision technology to be broadly adopted over the long-term.”

Update on AerAware

Depending on the complexity of the modification, the FAA requires that it observe flight testing of new products incorporated into FAA type certificated aircraft. In the case of AerAware, the FAA has scheduled five different sets of demonstration flight tests that began in February and will continue into April. AerSale has successfully completed the first two sets of flight tests, with the third and fourth sets scheduled in March, and the fifth set expected in April. All flight tests are subject to changes due to FAA staffing and weather. Upon successful completion of flight testing, it is typical to receive an STC within 30 days.

Fourth Quarter 2022 Results of Operations

AerSale reported revenue of $95.1 million in the fourth quarter of 2022, which included $51.4 million of flight equipment sales consisting of six engines and three aircraft, which included one 757 P2F converted aircraft. The Company’s revenue for the fourth quarter of 2021 was $116.8 million and included $73.1 million of flight equipment sales consisting of three aircraft and four engines. Excluding flight equipment sales, revenue would have been $43.7 million in the fourth quarter of 2022 and 2021. The delivery of one 757 P2F AerSale converted aircraft, which was initially forecasted to close during the third quarter of 2022, was delivered at the beginning of the fourth quarter. Again, flight equipment sales may significantly vary quarter-to-quarter, and AerSale believes full-year analysis, rather than year-over-year quarterly comparisons is a more appropriate measurement of the Company’s progress.

Asset Management revenue fell 27.4% to $67.9 million in the fourth quarter of 2022 on account of lower flight equipment sales. Leasing revenue for the fourth quarter of 2022 decreased as a result of expected reductions in the number of aircraft in the leasing portfolio. Fourth quarter 2022 Used Serviceable Material (“USM”) parts sales were similar to the year ago quarter levels. Asset Management revenue would have been $16.5 million in the fourth quarter of 2022 compared to $20.5 million in the prior year period excluding flight equipment sales.

Technical Operations (“TechOps”) revenue was $27.1 million in the fourth quarter of 2022, an improvement of 17.2% compared to the fourth quarter of 2021, which was largely due to better performance from our landing gear facility and the AerSale’s Goodyear MRO. Revenue growth from the Goodyear facility was offset by lower revenue at the Company’s Roswell facility due to fewer customer aircraft in storage as compared to prior periods.

Gross margin was 36.0% in the fourth quarter of 2022 compared to 37.8% in the year ago period on account of the sales mix across both the operating segments of AerSale.

Selling, general and administrative expenses were $25.1 million in the fourth quarter of 2022 compared to $24.4 million in the fourth quarter of 2021. Payroll expenses were higher and AerSale incurred $4.5 million of stock-based compensation expenses in the fourth quarter of 2022, compared to $3.8 million in the fourth quarter of 2021.

Income from operations was $9.1 million in the fourth quarter of 2022 and $19.8 million in the fourth quarter of 2021.

Income tax expense was $4.1 million in the fourth quarter of 2022 and $2.9 million in the fourth quarter of 2021.

GAAP net income was $9.2 million in the fourth quarter of 2022 compared to $11.2 million in fourth quarter of 2021.

Adjusted for stock-based compensation, inventory write-down, mark-to-market adjustment to the private warrant liability, gain on an aircraft insurance claim, secondary offering and facility relocation costs, Adjusted Net Income was $12.3 million in the fourth quarter of 2022 versus $22.3 million in the fourth quarter of 2021. Diluted earnings per share was $0.17 for the fourth quarter of 2022 and $0.21 in the fourth quarter of 2021. Adjusted for the above-mentioned non-cash and unusual items, adjusted diluted earnings per share was $0.23 for the fourth quarter of 2022 and $0.41 for the fourth quarter of 2022.

Adjusted EBITDA in the fourth quarter of 2022 was $17.7 million, compared to $28.6 million in the fourth quarter of 2021. The decline in adjusted EBITDA and related margins was mainly on account of lower flight equipment sales, which generally produce higher margins. AerSale did not receive Payroll Support Program proceeds during the fourth quarter of 2021 or 2022.

Full Year 2022 Results of Operations

For the full year 2022, AerSale reported consolidated revenue of $408.5 million, an increase of 20.0% from $340.4 million for full year 2021. Full year 2022 included flight equipment sales of $222.5 million consisting of 12 aircraft, two airframes, and 15 engines. Flight equipment sales were $156.9 million in the full year 2021 consisting of nine aircraft, two airframes, and 10 engines.

AerSale has contracted for 12 additional 757 P2F conversions from multiple providers, resulting in the 757 P2F program being extended into 2024.

Asset Management revenue was $277.6 million in full year 2022, up 19.7% from $232.0 million in full year 2021 largely due to higher flight equipment sales, partially offset by lower leasing volume. Asset Management parts business benefitted from growing demand for airframe and engine parts as airlines expand their USM parts consumption. AerSale expects USM sales to improve as the availability of feedstock improves.

Revenue from TechOps was 20.8% higher at $130.9 million in 2022 and was led by the Engineered Solutions’ sale of the AerAware dedicated 737NG aircraft, which was partially offset by lower heavy MRO activities due to reduced storage related maintenance activity in Roswell. The Company expects to benefit from a pickup in MRO volume due to the ongoing recommissioning of commercial aircraft and greater demand for USM parts consumption for overhaul activity.

Gross margin was 37.1% in 2022 compared to 35.1% in 2021, which was primarily driven by higher flight equipment sales.

Selling, general and administrative expenses were $96.3 million in 2022 compared to $77.5 million in 2021. While payroll expenses increased in 2022, selling, general and administrative expenses in 2021 reflects the benefit of $14.8 million in Payroll Support Program proceeds. There was no such corresponding benefit in 2022. The Company incurred $16.5 million of non-cash stock-based compensation within payroll expenses in 2022, compared to $12.7 million in 2021.

Income from operations was $55.0 million in 2022, up from $56.7 million in 2021.

Income tax expense was $14.0 million in 2022 compared to $11.7 million in 2021.

GAAP net income was $43.9 million in 2022 compared to $36.1 million in 2021. Adjusted for stock-based compensation, inventory write-down, impairment of flight equipment, mark-to-market adjustment to the private warrant liability, and secondary offering and facility relocation costs as well as the gain on an aircraft insurance claim, Adjusted Net Income was $63.6 million in 2022 and in 2021.

Adjusted EBITDA for 2022 was $87.4 million, or 21.4% of sales, compared to adjusted EBITDA of $89.3 million, or 26.1% of sales, in 2021. Adjusted EBITDA benefitted from $14.8 million in Payroll Support Program proceeds during 2021, while there was no such corresponding benefit in 2022.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “Aside from the variability in the timing of flight equipment sales, the business has continued to gain strong traction and the underlying momentum remains on a robust growth trajectory. With a strong balance sheet and liquidity, we are well positioned to capitalize on increasing flight equipment feedstock availability, as well as other internal and external opportunities in order to continue generating high returns going forward.”

2023 Guidance

AerSale expects revenue of $460 to $490 million and adjusted EBITDA of $70 - $80 million in 2023. This guidance reflects the Company’s expected whole asset sales during the year and anticipated volume in its ongoing operations. Guidance for 2023 does not reflect potential sales of AerAware as the product is in its final stages of approval and will be updated once the STC is issued and the Company can assess initial order and delivery schedules.

Conference Call Information

The Company will host a conference call today, March 6, 2023 at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until March 20, 2023.  Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13735594. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Fourth Quarter and Full Year 2022 Financial Results

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	December 31,	December 31,
	2022	2021

Current assets:
Cash and cash equivalents	$147,188	$130,188
Accounts receivable, net of allowance for doubtful accounts of $1,074 and $1,692 as of December 31, 2022 and December 31, 2021	28,273	29,350
Inventory:
Aircraft, airframes, engines, and parts, net	117,488	81,759
Advance vendor payments	27,585	14,287
Deposits, prepaid expenses, and other current assets	13,022	15,945
Total current assets	333,556	271,529
Fixed assets:
Aircraft and engines held for lease, net	31,288	73,364
Property and equipment, net	12,638	7,350
Inventory:
Aircraft, airframes, engines, and parts, net	66,042	77,534
Operating lease right-of-use assets	31,624	-
Deferred income taxes	11,287	10,013
Deferred financing costs, net	544	999
Deferred customer incentives and other assets, net	628	598
Goodwill	19,860	19,860
Other intangible assets, net	24,112	26,238
Total assets	$531,579	$487,485

Current liabilities:
Accounts payable	$21,131	$19,967
Accrued expenses	8,843	8,424
Income tax payable	-	3,443
Lessee and customer purchase deposits	17,085	33,212
Current operating lease liabilities	4,426	-
Deferred revenue	1,355	2,860
Total current liabilities	52,840	67,906

Long-term lease deposits	152	2,053
Long-term operating lease liabilities	28,283	-
Maintenance deposit payments and other liabilities	668	3,403
Deferred income taxes, net	-	1,113
Warrant liability	4,656	4,131
Total liabilities	86,599	78,606
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,189,461 and 51,673,099 shares as of December 31, 2022 and 2021, respectively	5	5
Additional paid-in capital	306,141	313,901
Retained earnings	138,834	94,973
Total stockholders' equity	444,980	408,879
Total liabilities and stockholders’ equity	$531,579	$487,485

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Years ended December 31,
	2022	2021	2020
Revenue:
Products	$284,554	$209,881	$49,390
Leasing	28,732	30,657	55,649
Services	95,258	99,899	103,899
Total revenue	408,544	340,437	208,938
Cost of sales and operating expenses:
Cost of products	176,074	139,475	49,890
Cost of leasing	6,929	9,804	24,244
Cost of services	74,147	71,766	82,015
Total cost of sales	257,150	221,045	156,149
Gross profit	151,394	119,392	52,789
Selling, general, and administrative expenses	96,348	77,498	55,635
Payroll support program proceeds	-	(14,768)	(12,693)
Transaction costs recovered	-	-	(1,436)
Income from operations	55,046	56,662	11,283
Other income (expenses):
Interest income (expense), net	1,093	(980)	(1,645)
Other income, net	2,268	458	494
Unrealized loss on investment	-	(5,421)	-
Change in fair value of warrant liability	(525)	(2,945)	(388)
Total other income (expenses)	2,836	(8,888)	(1,539)
Income before income tax provision	57,882	47,774	9,744
Income tax expense	(14,021)	(11,659)	(1,650)
Net income	43,861	36,115	8,094

Earnings per share - basic	$0.85	$0.84	$7.85
Earnings per share - diluted	$0.83	$0.76	$7.39

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Years ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income	$43,861	$36,115	$8,094
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,984	12,998	24,223
Amortization of debt issuance costs	455	494	740
Amortization of operating lease assets	873	-	-
Inventory reserve	2,376	6,942	13,651
Impairment of aircraft held for lease	857	-	3,036
Provision for doubtful accounts	(395)	212	212
Deferred income taxes	(2,387)	(3,192)	22
Change in fair value of warrant liability	525	2,945	388
Share-based compensation	16,498	12,721	1,042
Loss on related party investment	-	5,421	-
Gain on legal settlement	(1,695)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(1,029)	(3,342)	9,919
Inventory	(37,637)	(35,672)	(55,275)
Deposits, prepaid expenses, and other current assets	2,923	12,685	(9,132)
Deferred customer incentives and other assets	893	(333)	56
Advance vendor payments	(13,298)	(8,090)	(2,958)
Accounts payable	1,164	3,603	(801)
Income tax payable	(3,443)	2,157	1,324
Accrued expenses	417	(1,280)	(1,697)
Deferred revenue	(1,505)	265	(5,894)
Lessee and customer purchase deposits	(18,027)	34,690	1,776
Other liabilities	(2,523)	(260)	(957)
Net cash (used in) provided by operating activities	(113)	79,079	(12,231)
Cash flows from investing activities:
Business acquisition	-	-	(16,976)
Proceeds from sale of assets	52,771	17,095	3,100
Proceeds from legal settlement, net	4,195	-	-
Acquisition of aircraft and engines held for lease, including capitalized cost	(7,133)	(2,383)	(5,128)
Purchase of property and equipment	(8,462)	(1,508)	(2,137)
Net cash provided by (used in) investing activities	41,371	13,204	(21,141)
Cash flows from financing activities:
Repayments of 8% Senior Secured Notes	-	-	(3,424)
Proceeds from Revolving Credit Facility	-	-	96,726
Repayments of Revolving Credit Facility	-	-	(96,726)
Purchase of treasury stock	(22,204)	-	-
Cash paid for employee taxes on withholding shares	-	(694)	-
Taxes paid related to net share settlement of equity awards	(2,592)	-	-
Proceeds from exercise of warrants	-	9,282	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	538	-	-
Proceeds from Merger	-	-	48,608
Net cash (used in) provided by financing activities	(24,258)	8,588	45,184

Increase in cash and cash equivalents	17,000	100,871	11,812
Cash and cash equivalents, beginning of period	130,188	29,317	17,505
Cash and cash equivalents, end of period	$147,188	$130,188	$29,317

Supplemental disclosure of cash activities
Income taxes paid	21,489	8,340	2,650
Interest paid	573	595	855
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory (from) to aircraft and engine held for lease, net	(25,803)	(7,002)	6,228
Reclassification of customer purchase deposits to sale of assets	12,500	-	-
Reclassification of amounts due from related party to investments	-	5,421	-

AERSALE CORPORATION

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s)

(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2022	% of Total Revenue	2021	% of Total Revenue	2022	% of Total Revenue	2021	% of Total Revenue
Reported Net Income	9,193	9.7%	11,185	9.6%	43,861	10.7%	36,115	10.6%
Addbacks:
Change in FV of Warrant Liability	(1,356)	(1.4%)	210	0.2%	525	0.00	2,945	0.9%
Stock-based Compensation	4,470	4.7%	3,822	3.3%	16,498	0.04	12,721	3.7%
Payroll taxes related to stock-based compensation	250	0.3%	-	0.0%	250	0.00	-	0.0%
Inventory Write-down	-	0.0%	1,640	1.4%	1,845	0.00	6,416	1.9%
Unrealized loss on investment	-	0.0%	5,421	4.6%	-	-	5,421	1.6%
Impairment in Flight Equipment	-	0.0%	-	0.0%	857	0.00	-	0.0%
Secondary Offering Costs	579	0.6%	-	0.0%	579	0.1%	-	0.0%
Relocation Costs	804	0.8%	-	0.0%	804	0.2%	-	0.0%
Gain on legal settlement	(1,695)	(1.8%)	-	0.0%	(1,695)	(0.4%)	-	0.0%
Income Tax Effect of Adjusting Items (1)	96	0.1%	-	0.0%	76	0.0%	-	0.0%
Adjusted Net Income	12,341	12.9%	22,278	19.1%	63,600	15.5%	63,618	18.6%
Interest Expense	(1,078)	(1.1%)	230	0.2%	(1,093)	(0.3%)	980	0.3%
Income Tax Expense (Benefit)	4,108	4.3%	2,922	2.5%	14,021	3.4%	11,659	3.4%
Depreciation and Amortization	2,395	2.5%	3,130	2.7%	10,984	2.7%	12,998	3.8%
Reversal of Income Tax Effect of Adjusting Items (1)	(96)	(0.1%)	-	0.0%	(76)	(0.0%)	-	0.0%
Adjusted EBITDA	17,670	18.6%	28,561	24.5%	87,436	21.4%	89,255	26.1%

Reported Basic earnings per share	0.18		0.24		0.85		0.84
Addbacks:
Change in fair value of warrant liability	(0.03)		0.00		0.01		0.07
Stock-based compensation	0.09		0.08		0.32		0.29
Inventory Write-down	-		0.04		0.04		0.15
Unrealized loss on investment	-		0.12		-		0.13
Secondary Offering Costs	0.01		-		0.01		-
Relocation Costs	0.02		-		0.02		-
Gain on legal settlement	(0.03)
Income Tax Effect of Adjusting Items	0.00		-		0.00		-
Adjusted Basic earnings per share	0.24		0.49		1.24		1.48

Reported Diluted earnings per share	0.17		0.21		0.83		0.76
Addbacks:
Change in FV of warrant liability	(0.03)		0.00		0.01		0.06
Stock-based compensation	0.08		0.07		0.31		0.27
Inventory Write-down	-		0.03		0.03		0.14
Impairment in Flight Equipment	-		0.10		-		0.11
Secondary Offering Costs	0.01		-		0.01		-
Relocation Costs	0.02		-		0.02		-
Gain on legal settlement	(0.03)
Income Tax Effect of Adjusting Items	0.00		-		0.00		-
Adjusted Diluted earnings per share	0.23		0.41		1.20		1.34

Forward Looking Statements

AERSALE CORPORATION

This press release includes “forward-looking statements”.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including all statements set forth in the “2023 Guidance” section above such as expectations of revenue in the range of $460 - $490 million and adjusted EBITDA in the range of $70 - $80 million; our expectations that up to twelve additional aircraft will be converted to freighters by third parties;  the anticipation that the 757 P2F conversion program is expected to be a strong contributor to the Company; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business and greater demand for USM parts; expectations regarding feedstock, and our belief that we are extremely well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; expectations of increased capacity for third party work and revenue at our Goodyear, AZ facility; the anticipated receipt and typical timeline of receipt from the FAA of an STC for our AerAware product; expectation that AerAware is a technology that will be broadly adopted and that sales of AerAware will be a meaningful contributor to long-term performance; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon

AERSALE CORPORATION

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact: AerSale: AersaleIR@icrinc.com